Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cheniere Energy, Partners GP, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-151155) on Form S-8 and the registration statements (Nos. 333-220017 and 333-219268) on Form S-3 of Cheniere Energy Partners, L.P. of our reports dated February 23, 2021, with respect to the consolidated balance sheets of Cheniere Energy Partners, L.P. as of December 31, 2020 and 2019, and the related consolidated statements of income, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule I (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Cheniere Energy Partners, L.P.

Our report refers to a change in the method of accounting for leases.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
February 23, 2021